Exhibit 99.1

MAXIMUS REPORTS RECORD THIRD QUARTER REVENUE OF $141.7
MILLION AND EPS OF $0.43

(RESTON, Va. – August 1, 2003) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today reported results for its fiscal third quarter ended June 30, 2003.

Key Financial Highlights:

•                  Quarterly record revenue of $141.7 million for the three-month period ended June 30, 2003,

•                  EPS of $0.43 for the third quarter,

•                  Third quarter cash flow from operations of $15.0 million with free cash flow of $12.6 million, and an ending cash balance of approximately $90 million, and

•                  Days Sales Outstanding (Accounts Receivables) of 96.

Revenue for the third quarter increased 6.5% to $141.7 million compared to $133.1 million for the same period last year and improved 8.5% sequentially versus the second fiscal quarter.  Year-over-year organic growth for the third quarter was 2.4%.  Net income for the third quarter of fiscal 2003 was $9.0 million or $0.43 per diluted share, compared to net income of $11.1 million, or $0.48 per diluted share for the comparable quarter last year and $6.9 million, or $0.32 per diluted share recorded in the second quarter of fiscal 2003.  The Company attributes the year-over-year decline in net income to general weakness in the State markets due to State fiscal conditions.

Dr. David V. Mastran, Chief Executive Officer and President, commented, “We experienced substantial sequential improvements in revenue and profitability in the third quarter as work began on previously delayed contracts in our Systems and Consulting units.  I am extremely proud of the efforts that the MAXIMUS team put forth during this period.  Our strong sales success represents a solid foundation as we move towards 2004.”

Consulting revenue increased 12% sequentially and 9% year-over-year to $37.5 million, which represents 26% of Company revenue.  Included in revenue is approximately $3.0 million related to pass-through revenue on a hardware and software delivery for a SchoolMAX™ contract.  The Company realized growth in its Financial Services practice, including revenue maximization, child welfare, school-based claiming, and cost services, all of which have experienced increased demand.  Work also began on a previously delayed SchoolMAX™ contract in addition to several new education contracts in Albuquerque, New Mexico, Fremont, California and Birmingham, Alabama.  Consulting is expected to perform at similar levels in the fourth quarter.

Health Services Segment:

Third quarter Health Services revenue was $40.9 million, which was consistent with the previous quarter but declined 4% compared to the third quarter last year.  Health services revenue accounted for 29% of total revenue in the quarter. Despite a difficult market environment, the segment has maintained revenue levels as a result of its solid base of recurring business and is expected to generate similar results in the fourth quarter.

Human Services Segment:

Third quarter Human Services revenue was $38.5 million, which increased 7% on a sequential basis and was consistent with the same quarter in the prior year, and represented 27% of total Company revenue.  The sequential increase was due primarily to the acquisition of National Misdemeanant Private Probation Operations (NMPPO), the largest U.S. provider of community corrections services.  Human Services revenue continued to be impacted by softness in Workforce Services with similar demand anticipated for this segment in the fourth quarter.  The segment’s fourth quarter results are expected to include approximately $13.5 million in lower margin, pass-through revenue from a hardware sale as part of its contract with Orange County (California) to provide a Direct Record Electronic voting system.

Systems Segment:

Systems revenue of $24.8 million for the third quarter, which represented 18% of total revenue, increased 24% on a sequential basis and 40% year-over-year as work commenced on a previously delayed Justice Solutions contract and a software license fee of approximately $1.1 million was recognized.  The Company also realized revenue growth in its Intelligent Technologies Division from a recently signed five-month, $3.8 million contract with the U.S. Transportation Security Administration.  The Company expects that fourth quarter results will be consistent with the third quarter but profitability may trend down due to the one-time benefit of license fee revenue recorded in the third quarter.

Key Contract Wins:

Since reporting second quarter results on May 6, 2003, the Company has announced the following new business wins:

•                  A four-year, $43.5 million contract with the Los Angeles Unified School District, the nation’s second largest school district, to implement its Web-based student information system, SchoolMAX™.

•                  Performance-based revenue maximization contracts with agencies in Florida, Connecticut, Louisiana, and Iowa to identify and pursue additional federal funding.

•                  Performance-based contracts to provide school-based Medicaid claiming services for agencies in Mississippi, Miami-Dade County School District, and Gary, Indiana.

•                  A two-year, $7.3 million contract with the Maryland Department of Human Resources to provide a new Child Care Administration Management Information System. The contract includes two, one-year renewal options.

•                  A 16-month, $11.2 million contract with the city of Kansas City, Missouri to lead and manage the implementation and system integration efforts of its ERP software applications.

•                  A five-year, $7.3 million contract with the Tennessee Department of Human Services to operate a full service child support program in the 25th Judicial District.

•                  A two-year, $1.0 million contract with the Indiana Department of Administration to implement a Web-based, eProcurement software solution.

•                  Additionally, the Company reported that it has signed its previously announced five-year contract with California’s Managed Risk Medical Insurance Board (MRMIB) estimated at $418.4 million, which includes $70.6 million in pass-through costs.  The scope of work covers California’s Healthy Families Program and the Access for Infants and Mothers Program.  The ramp-up of the program is well underway with several early stage projects already completed including the acquisition of project space to accommodate up to 600 employees, the recruitment and hiring of the systems development team, and the revision of health literacy forms and correspondence templates.

Sales:

Signed contract wins through July 31, 2003 totaled $941.0 million, including the newly awarded $418.4 million MRMIB contract, compared to $305.0 million last year.  New contracts pending (awarded but unsigned) totaled $59.3 million compared to $150.0 million last year.  Sales opportunities were $899.5 million (consisting of $314.1 million in proposals pending, $46.1 million in proposals in preparation, and $539.3 million of RFP's tracking) compared to $712.0 million the same period a year ago.

Liquidity:

Cash flow from operations in the third quarter totaled $15.0 million with free cash flow (which represents cash provided by operating activities less capitalized software development costs and purchases of property and equipment) of $12.6 million.  Days Sales Outstanding (Accounts Receivables) improved to 96 days at the end of the quarter from 98 days in the second quarter.

At June 30, 2003, cash and marketable securities totaled $89.6 million, after the Company’s repurchase of 245,600 common shares under its ongoing share repurchase program and the $10.5 million acquisition of NMPPO, a leading misdemeanor probation outsourcing firm.  At the close of the third quarter, MAXIMUS had approximately $27.8 million available under the current Board-authorized share repurchase program.

Conclusion:

For the fiscal year ending September 30, 2003, MAXIMUS continues to expect diluted earnings per share of at least $1.60.  With the acquisition of NMPPO and the expected revenue from the Company's contract to provide a Direct Record Electronic voting system to Orange Country, California, MAXIMUS has increased its revenue expectations in the range of $550-$560 million for fiscal 2003.

Dr. Mastran concluded, “During the quarter we were successful in securing new business, despite the continued challenges of the market environment.  We attribute our recent success rate and increasing backlog to our long-standing reputation as a premier provider of quality, cost-efficient services that government demands during difficult economic cycles.”

The Company will host a conference call on Friday, August, 1st at 10:30 EDT which is open to the public and can be accessed by calling:

Conference Call Number:	800.223.9488 (Domestic)
785.832.1508 (International)

Conference ID: MMS

For those unable to listen to the live call, a replay will be available for one week following the call and will expire on August 8, 2003, at midnight.  The replay will be available by calling:  402.220.4235 or 800.753.4652

MAXIMUS is one of America’s leading government services companies devoted to providing health and human services program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 300 offices in the United States, Canada, and Australia.  In 1999, 2001, and 2002, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission (file number 001-12997)

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2002	June 30, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,965	$89,501
Restricted cash	—	1,829
Marketable securities	160	140
Accounts receivable - billed	108,074	120,826
Accounts receivable - unbilled	25,102	28,803
Prepaid expenses and other current assets	7,123	7,385

Total current assets	235,424	248,484

Deferred contract costs	—	1,148
Property and equipment, at cost	39,612	44,421
Less accumulated depreciation and amortization	(14,206)	(18,077)
Property and equipment, net	25,406	26,344
Software development costs	19,024	21,978
Less accumulated amortization	(4,908)	(7,769)
Software development, net	14,116	14,209
Goodwill, net	68,812	80,574
Intangible assets, net	6,540	7,536
Other assets	1,792	1,954

Total assets	$352,090	$380,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,867	$20,397
Accrued compensation and benefits	19,726	20,689
Deferred revenue	12,939	22,147
Income taxes payable	2,325	2,495
Deferred income taxes	1,811	1,210
Other current liabilities	1,794	239

Total current liabilities	49,462	67,177

Other liabilities	499	534

Total liabilities	49,961	67,711

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,509,444 and 20,742,566 shares issued and outstanding at September 30, 2002 and June 30, 2003, at stated amount, respectively	144,156	128,170
Accumulated other comprehensive income (loss)	24	(34)
Retained earnings	157,949	184,402

Total shareholders’ equity	302,129	312,538

Total liabilities and shareholders’ equity	$352,090	$380,249

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2002	2003	2002	2003
Revenue	$133,090	$141,741	$384,613	$405,095
Cost of revenue	90,159	99,321	266,902	281,828
Gross profit	42,931	42,420	117,711	123,267
Selling, general and administrative expenses	24,861	27,408	69,770	80,084
Non-cash equity based compensation	85	214	85	726
Amortization of acquisition-related intangibles	180	311	693	864
Income from operations	17,805	14,487	47,163	41,593
Interest and other income	858	331	2,261	1,268
Income before income taxes	18,663	14,818	49,424	42,861
Provision for income taxes	7,559	5,853	20,017	16,930
Net income	$11,104	$8,965	$29,407	$25,931

Earnings per share:
Basic	$0.49	$0.43	$1.28	$1.23
Diluted	$0.48	$0.43	$1.24	$1.22

Weighted average shares outstanding:
Basic	22,695	20,731	22,979	21,016
Diluted	23,226	21,015	23,711	21,285

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended June 30,

	2002	2003

Cash flows from operating activities:
Net income	$29,407	$25,931

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,064	3,872
Amortization	2,508	3,725
Deferred income taxes	6,628	(435)
Tax benefit due to option exercises	1,225	523
Non-cash equity based compensation	85	726

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	6,932	(11,323)
Accounts receivable - unbilled	(6,170)	(3,702)
Prepaid expenses and other current assets	(1,750)	(707)
Deferred contract costs	—	(1,148)
Other assets	418	262
Accounts payable	(2,685)	8,785
Accrued compensation and benefits	(1,804)	100
Deferred revenue	(4,299)	8,795
Income taxes payable	1,343	169
Other liabilities	1,141	(1,545)

Net cash provided by operating activities	35,043	34,028

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(12,673)	(13,532)
Purchases of property and equipment	(5,408)	(4,574)
(Increase) decrease in notes receivable	(241)	188
Capitalization of software development costs	(4,242)	(2,954)
Increase in restricted cash	—	(1,829)
Decrease in marketable securities	1,106	30

Net cash used in investing activities	(21,458)	(22,671)

Cash flows from financing activities:
Employee stock transactions	8,223	3,682
Repurchases of common stock	(24,669)	(20,394)
Net payments on capital leases	(200)	(109)

Net cash used in financing activities	(16,646)	(16,821)

Net decrease in cash and cash equivalents	(3,061)	(5,464)

Cash and cash equivalents, beginning of period	114,108	94,965

Cash and cash equivalents, end of period	$111,047	$89,501